Shareholder Meeting Results

A Special Meeting of Shareholders (the "Meeting") of Scudder S&P 500 Index Fund (the "Fund") was held on December 15, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.


                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------

         2,639,319           99,224            152,726              0

2. To approve the revision of the Fund's fundamental lending policy.


                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------

         2,435,119           176,433           169,820           109,897

3. To approve the revision of the Fund's fundamental borrowing policy.


                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------

         2,420,034           178,270           183,068           109,897



--------------------------------------------------------------------------------
* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.



                        18 - Scudder S&P 500 Index Fund